                                                            EXHIBIT 10.1

STOCKHOLDER AGREEMENT

BETWEEN

HALLIBURTON COMPANY

AND

THE STOCKHOLDER,

AS DEFINED HEREIN

JANUARY 20, 2005

TABLE OF CONTENTS

SECTION 1 TERM		1
1.1	Term	1
1.2	Effect of Termination	1
SECTION 2 STANDSTILL		1
2.1	Standstill	1
SECTION 3 TRANSFERS		2
3.1	Transfers	2
3.2	Compliance Certificate	3
3.3	Invalid Transfers	3
3.4	Compliance with Securities Laws	3
3.5	Restrictive Legends	3
SECTION 4 REGISTRATION RIGHTS		4
4.1	Shelf Registration	4
4.2	Demand Registration Rights	6
4.3	Hedging Transactions	7
4.4	Piggyback Registration Rights	8
4.5	Additional Company Obligations	9
4.6	Additional Obligations of the Stockholder	11
4.7	Expenses of Registration	12
4.8	Indemnification	12
4.9	Rule 144	14
4.10	Assignment	14
4.11	Recapitalizations, Exchanges, etc.	14
SECTION 5 MISCELLANEOUS		14
5.1	Successors and Assigns	14
5.2	Benefits of Agreement Restricted to Parties	15
5.3	Notices	15
5.4	Severability	16
5.5	Construction	16
5.6	Entire Agreement	16
5.7	Counterparts	16
5.8	Governing Law	16
5.9	Transaction Costs	16
5.10	Amendment	16
5.11	Specific Performance	16
5.12	Jurisdiction; Consent to Service of Process; Waiver	17
5.13	Waiver of Jury Trial	17
5.14	Further Assurances	17
5.15	Confidentiality	17

APPENDIX

Appendix A Definitions

EXHIBITS

Exhibit A Compliance Certificate
Exhibit B Form of “Plan of Distribution”

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”), dated as of January 20, 2005, is entered into by and between Halliburton Company, a Delaware corporation, and the Stockholder.

The definitions of capitalized terms used in this Agreement are set forth in Appendix A.

RECITALS

In consideration of the premises and the representations, warranties, covenants, and agreements contained in this Agreement, the Parties hereby agree as follows:

SECTION 1

TERM

1.1 Term. This Agreement is effective as of the date hereof until the Termination Date. “Termination Date” means the date the Stockholder does not beneficially own or hold, directly or indirectly, any Subject Shares.

1.2 Effect of Termination. From and after the Termination Date, this Agreement shall become null and void and of no further force or effect except for the provisions of sections 1.2, 3.4, 4.8 and 5. Nothing in this section 1.2 shall be deemed to release any Party from any liability for its breach of the terms, conditions, and restrictions of this Agreement before the Termination Date.

SECTION 2

STANDSTILL

2.1 Standstill. The Stockholder agrees that prior to the Preliminary Termination Date, neither it nor any of its Affiliates, shall either alone or in concert with any Person (provided that no Person who is a counterparty to a Hedging Transaction entered into by the Stockholder or any of its Affiliates shall be deemed to be acting in concert with the Stockholder or any of its Affiliates):

(a) in any manner acquire, agree to acquire, or make any proposal to acquire, directly or indirectly, any Securities of the Company, whether such agreement or proposal is made with or to the Company or a third party;

(b) make any unsolicited inquiry, proposal or offer to enter into, directly or indirectly, any sale of all or substantially all assets or property of the Company, merger or other similar business combination involving the Company;

(c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any Voting Securities of the Company;

(d) form, join, or in any way participate in a “group” (within the meaning of section 13(d)(3) of the Exchange Act), with respect to any Voting Securities of the Company for any purpose prohibited by this section 2.1;

(e) take any action that is reasonably likely to require the Company to make a public announcement regarding the possibility of a merger or other similar business combination of the Company;

(f) initiate, solicit (or participate in a solicitation), or propose, directly or indirectly, the approval of one or more stockholder proposals with respect to the Company or any of its Subsidiaries;

(g) request the Company to, or seek to cause the Company (or its Board of Directors) to, call any meeting of the stockholders of the Company or any of its Subsidiaries;

(h) initiate any written consent of the stockholders of the Company unless requested to do so by the Board of Directors;

(i) grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any Voting Securities of the Company in a voting trust or, except as specifically contemplated by this Agreement, subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Voting Securities; or

(j) disclose any intention, plan, or arrangement inconsistent with the foregoing.

SECTION 3

TRANSFERS

3.1 Transfers.

(a) The Stockholder may Transfer the Subject Shares only as permitted by, and in accordance with, section 3.1(b); provided, however, that once a Subject Share has been Transferred in accordance with section 3.1(b), such Subject Share shall no longer be subject to the restrictions set forth in this section 3.1.

(b) The Stockholder may Transfer, subject to applicable laws, the Subject Shares only as follows:

(i) during the Preliminary Restriction Period, pursuant to a Shelf Registration in accordance with the terms and conditions of section 4, in which the number of Subject Shares the Stockholder will be permitted to Transfer pursuant to such Shelf Registration, combined with any Subject Shares Transferred pursuant to section 3.1(b)(iv), shall be limited to the applicable Agreed Volume Limitations, as may be increased pursuant to section 4.1(b)(iii);

(ii) after the Preliminary Restriction Period and prior to the Demand Registration Rights Termination Date, pursuant to a Demand Registration in accordance with the terms and conditions of section 4;

(iii) prior to the Piggyback Registration Rights Termination Date, pursuant to exercise of the Stockholder’s piggyback registration rights in accordance with the terms and conditions of section 4;

(iv) pursuant to a privately negotiated transaction or series of related transactions that is exempt from the registration requirements of the Securities Act if the following conditions are satisfied:

(A) the number of Subject Shares Transferred pursuant to this section 3.1(b)(iv) by the Stockholder, combined with any Subject Shares Transferred pursuant to section 3.1(b)(i), is limited to the applicable Agreed Volume Limitations, as may be increased pursuant to section 4.1(b)(iii);

(B) after giving effect to the transaction, the transferee and its Affiliates will not, after reasonable inquiry by the Stockholder, be required to file a Schedule 13D with the SEC; and

(C) during the Preliminary Restriction Period, no suspension of the Shelf Registration has been invoked pursuant to section 4.1(b)(i) and is continuing; provided, however, that if the Shelf Registration is suspended pursuant to section 4.1(b)(i) during the 30 days beginning on the Funding Date, the Stockholder may Transfer a number of Subject Shares pursuant to this section 3.1(b)(iv) during such 30-day period equal to 2.5 million less any Subject Shares otherwise Transferred under this section 3.1(b)(iv) or under section 3.1(b)(i) during such 30-day period;

(v) after the Preliminary Restriction Period, pursuant to Rule 144 of the Securities Act, including Rule 144(k), if applicable; or

(vi) as a bona fide pledge of Subject Shares to secure a loan.

3.2 Compliance Certificate. Within ten Business Days following the end of each Three-Month Period from the Funding Date until the second anniversary thereof, the Stockholder shall execute and deliver a certificate of compliance with section 3.1(b) in the form of Exhibit A attached hereto.

3.3 Invalid Transfers. Any Transfer of Subject Shares contrary to the provisions of this section 3 shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of such Subject Shares Transferred for any purpose (including voting or dividend rights), unless and until the requirements of sections 3.1 and 3.4 have been satisfied. No Subject Share shall be Transferred on the books of the Company until sections 3.1 and 3.4 have been satisfied.

3.4 Compliance with Securities Laws. The Stockholder shall not Transfer its interest in a Subject Share at any time if such action would constitute a violation of any federal- or state-securities or blue-sky laws, or a breach of the conditions to any exemption from registration of such Subject Shares under any such laws, or a breach of any undertaking or agreement of the Stockholder entered into pursuant to such laws, or in connection with obtaining an exemption thereunder. This section 3.4 shall survive termination of this Agreement for the maximum period permitted by applicable law.

3.5 Restrictive Legends.

(a) A copy of this Agreement will be filed with the Secretary of the Company and kept with the records of the Company.

(b) Until such time as a Subject Share held by the Stockholder has been registered pursuant to a registration statement under the Securities Act in accordance with the terms and provisions of section 4, the certificate representing such Subject Share (including all certificates issued upon Transfer or in exchange thereof or substitution therefor) shall bear the following legend noted conspicuously on such certificate:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDER AGREEMENT. NO TRANSFER OF THESE SHARES WILL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDER AGREEMENT HAVE BEEN COMPLIED WITH IN FULL AND NO PERSON MAY REQUEST THE COMPANY TO RECORD THE TRANSFER OF ANY SHARES IF SUCH TRANSFER IS IN VIOLATION OF SUCH STOCKHOLDER AGREEMENT. A COPY OF SUCH STOCKHOLDER AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY;

provided, however, that upon a Transfer of any Subject Share in accordance with the provisions of this section 3 to a Person other than any Affiliate of the Stockholder, the transferee of such Transfer shall have the right to require the Company to remove the second paragraph of the foregoing legend.

(c) Until such time as a Subject Share held by the Stockholder has been registered pursuant to a registration statement under the Securities Act in accordance with the terms and provisions of section 4, the certificate representing such Subject Share (including all certificates issued upon Transfer or in exchange thereof or substitution therefor) will also bear any legend required under any other applicable laws, including state securities or blue sky laws.

(d) In the event the Stockholder and/or its Affiliates acquire beneficial ownership, directly or indirectly, of any other or additional Securities of the Company, the Stockholder shall, and shall cause its Affiliates, if applicable, to, submit all certificates representing such Securities to the Company so that the legend or legends required by this section 3.5 may be placed thereon.

(e) The Company may make a notation on its records or give stop-transfer instructions to any transfer agents or registrars for the Subject Shares in order to implement the restrictions set forth in this section 3.

SECTION 4

REGISTRATION RIGHTS

4.1 Shelf Registration.

(a) Shelf Registration Statement. The Company shall prepare and file with the SEC at least 30 days prior to the Funding Date a “shelf” registration statement (the “Shelf Registration Statement” and any registration effected pursuant to a Shelf Registration Statement being referred to as a “Shelf Registration”) for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act covering the Subject Shares. The Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by the Stockholder. The Company shall not permit any Securities other than the Registrable Securities to be included in the Shelf Registration Statement.

The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or as soon as possible after the Funding Date and to keep the Shelf Registration Statement continuously effective under the Securities Act until the date that is one year from the Funding Date or such shorter period ending when all Registrable Securities covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or cease to be outstanding or cease to be Registrable Securities (the “Effectiveness Period”); provided, however, that if (i) the Company exercises its right to suspend the Shelf Registration in accordance with section 4.1(b)(i) below or (ii) the Shelf Registration Statement is not declared effective under the Securities Act on the Funding Date, then (A) the Effectiveness Period in respect of the related Shelf Registration Statement shall be extended by the same number of days as the suspension period invoked by the Company or the number of days from the Funding Date until the Shelf Registration Statement is declared effective under the Securities Act, respectively, or both, if applicable, and (B) notwithstanding section 3.1, the Stockholder may Transfer the Subject Shares pursuant to the Shelf Registration Statement during such extension of the Effectiveness Period, subject to the Agreed Volume Limitations, as the Agreed Volume Limitations may be increased pursuant to section 4.1(b)(iii).

(b) Limitations.

(i) The Company shall have the right to suspend the effectiveness of the Shelf Registration at any time if (A) its Chief Executive Officer determines, in his good faith judgment, that the registration and distribution of Registrable Securities in a Shelf Registration would, materially impede, delay or interfere with any firm commitment underwritten offering of Securities by the Company (including an offering involving sales of Securities to initial purchasers who intend to resell the Securities under Rule 144A of the Securities Act, Regulation S or to accredited investors (as defined in the Securities Act)) or any material acquisition, corporate reorganization or other material transaction involving the Company, or (B) its Chief Executive Officer determines, in his good faith judgment based on advice of counsel, that the registration and distribution of Registrable Securities in a Shelf Registration would require disclosure of material nonpublic information, and that the disclosure of such information at that time would materially and adversely affect the Company. If either of subclauses (A) or (B) above apply, the Company will have the right to suspend the effectiveness of such Shelf Registration for a period of not more than 90 days; provided, however, that the Company may not use the right set forth in this clause (i): (x) more than once during the Effectiveness Period; (y) unless each director and executive officer of the Company is also prohibited by the Company’s insider trading policy or otherwise from making purchases and sales (other than those made pursuant to plans designed to comply with Rule 10b5-1(c)(1)(i) under the Exchange Act) for the same reason for which the Shelf Registration is being suspended; and (z) unless each other holder entitled to sell equity Securities pursuant to registration rights under a selling stockholder prospectus (other than a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt or equity Securities that are also being registered) is, or agrees to be, subject to deferral provisions substantially similar to, or more restrictive than, those contained in this clause (i).

(ii) The Company shall give notice to the Stockholder at the beginning of any suspension period under this section 4.1(b). Following the end of any such suspension period, the Company shall give prompt notice to the Stockholder, make any other filing with the SEC required of it or terminate any suspension of sales it has put into effect and take all such other commercially reasonable actions to permit registered sales of Registrable Securities as contemplated hereby. It is understood and agreed that this section 4.1(b) shall not prevent a Transfer permitted by section 3.1(b)(iii) or (vi).

(iii) If (A) the Company invokes its right to suspend the effectiveness of the Shelf Registration pursuant to section 4.1(b)(i) or (B) the Shelf Registration Statement is not declared effective under the Securities Act on the Funding Date, then the Agreed Volume Limitations in the Three-Month Period subsequent to any Three-Month Period in which (x) such a suspension occurs or is continuing or (y) such Shelf Registration Statement is not declared effective under the Securities Act, as applicable, shall be increased by an amount of Subject Shares equal to the difference between (I) the product of (a) the maximum number of Subject Shares permitted to be Transferred pursuant to section 3.1(b)(i) and (iv) in the Three-Month Period in which the suspension occurred or is continuing or in which the Shelf Registration Statement is not declared effective under the Securities Act, assuming such suspension had not occurred or been continuing and such Shelf Registration Statement had been declared effective under the Securities Act on the Funding Date and (b) a fraction, the numerator of which is the aggregate number of days that the Shelf Registration was not effective and/or was suspended in the Three-Month Period and the denominator of which is 91, and (II) the number of Subject Shares actually Transferred pursuant to section 3.1(b)(i) and (iv) in such Three-Month Period.

(c) Penalty Interest. The Company and the Stockholder agree that the Stockholder will suffer damages if the Company fails to fulfill its obligations under this section 4.1 and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, the Company agrees to pay, as liquidated damages, penalty interest on the Registrable Securities (“Penalty Interest”) under the circumstances and to the extent set forth below:

(i) If the Shelf Registration Statement has not been declared effective by the SEC on or prior to the 91st day after the Funding Date then, commencing on the Funding Date, Penalty Interest shall accrue and be calculated daily at the Penalty Rate on an amount equal to the product of (A) the Share Amount and (B) the Trading Price; provided, however, that all Penalty Interest shall cease to accrue upon the earliest to occur of (x) the expiration of the first anniversary of the Funding Date, (y) the effectiveness of the Shelf Registration Statement, and (z) such time as there are no Registrable Securities outstanding.

(ii) As used in this section 4.1(c) the term “Penalty Rate” means:

(A) 5% per annum during the first 91 days after the Funding Date;

(B) 10% per annum from day 92 through day 182 after the Funding Date;

(C) 20% per annum from day 183 through day 273 after the Funding Date; and

(D) 25% per annum from day 274 through day 365 after the Funding Date.

(iii) As used in this section 4.1(c) the term “Share Amount” means:

(A) for purposes of calculating the Penalty Interest accruing during the first 91 days after the Funding Date, five million Subject Shares;

(B) for purposes of calculating the Penalty Interest accruing from day 92 through day 182 after the Funding Date, 15 million Subject Shares;

(C) for purposes of calculating the Penalty Interest accruing from day 183 through day 273 after the Funding Date, the sum of (x) 15 million Subject Shares plus (y) the Penalty Average Weekly Trading Volume applicable to days 183 through 273 after the Funding Date, and

(D) for purposes of calculating the Penalty Interest accruing from day 273 through day 365 after the Funding Date, the sum of (x) 15 million Subject Shares plus (y) the Penalty Average Weekly Trading Volume applicable to days 183 through 273 after the Funding Date plus (z) the Penalty Average Weekly Trading Volume applicable to days 274 through 365 after the Funding Date.

(iv) Any amounts of Penalty Interest due pursuant to this section 4.1(c) will be payable in cash by wire transfer of immediately available funds to an account designated by the Stockholder within five Business Days of (A) the 91st day following the Funding Date, (B) the 182nd day following the Funding Date, (C) the 273rd day following the Funding Date, and (D) the 365th day following the Funding Date; provided, however that if the Shelf Registration Statement is declared effective during one of such periods, then the Penalty Interest payable shall be prorated for such period to the effective date of the Shelf Registration Statement.

(v) Notwithstanding the forgoing, any suspension of effectiveness of a Shelf Registration Statement or a Shelf Registration pursuant to section 4.1(b)(i) above shall not give rise to the obligation of the Company to pay Penalty Interest or result in the accrual of Penalty Interest.

4.2 Demand Registration Rights. After the Preliminary Restriction Period and prior to the Demand Registration Rights Termination Date, the Stockholder shall have demand registration rights as follows:

(a) Exercise of Demand Registration Rights. Subject to sections 4.2(b) and (c), if the Stockholder provides the Company with a written request that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities owned by the Stockholder (that request being referred to as a “Demand Request” and such registration being referred to as a “Demand Registration”), the Company shall within 30 days after receiving the Demand Request, file a registration statement under the Securities Act covering all Registrable Securities that the Stockholder requested to be registered and, after such filing, use commercially reasonable efforts to cause such registration statement to be declared effective. The Demand Request shall specify the number of shares of Registrable Securities proposed to be sold and the manner of distribution.

(b) Underwriting Requirements. If requested by the Stockholder, the offering to be made pursuant to any Demand Registration shall be an underwritten offering. The Stockholder shall have the right to select all underwriters for any Securities being offered pursuant to any Demand Request; provided, however, that, the underwriters selected by the Stockholder shall be reasonably acceptable to the Company. The Stockholder shall participate, and include those Registrable Securities, in the underwriting as provided in this Agreement. If the lead managing underwriter for an offering determines in its sole discretion that the total amount of Securities proposed to be included in such offering is of such an amount as would have a material adverse effect on the offering’s success, then the Company shall have the right to reduce the number of Securities included in the offering to a number that the lead managing underwriter determines in its sole discretion would not have a material adverse effect on the offering’s success. In the event a reduction occurs, the amount of Securities to be included in the offering shall be reduced as follows:

(i) to the extent necessary to reduce the total number of Securities to be included in such offering to the amount that the lead managing underwriter determines in its sole discretion would not have a material adverse effect on the offering’s success, Securities offered for the account of any stockholder, other than the Stockholder, shall be excluded from the offering;

(ii) to the extent further reduction is necessary, after application of clause (i) above, to reduce the total number of Securities to be included in such offering to the amount that the lead managing underwriter determines in its sole discretion would not have a material adverse effect on the offering’s success, Securities offered for the account of the Company, shall be excluded from the offering; and

(iii) to the extent further reduction is necessary, after application of clauses (i) and (ii) above, to reduce the total number of Securities to be included in such offering to the amount that the lead managing underwriter determines in its sole discretion would not have a material adverse effect on the offering’s success, Registrable Securities offered for the account of the Stockholder shall be excluded.

(c) Limitations.

(i) The Company will not be obligated to initiate any Demand Registration at any time if (A) doing so would breach any provision of any Stockholder’s agreement entered into pursuant to section 4.6(d), (B) in the good faith judgment of its Chief Executive Officer, the registration and distribution of Registrable Securities in a Demand Registration would materially impede, delay or interfere with any firm commitment underwritten offering of Securities by the Company (including an offering involving sales of Securities to initial purchasers who intend to resell the Securities under Rule 144A of the Securities Act, Regulation S or to accredited investors (as defined in the Securities Act)) on which the Company has commenced work prior to receiving a Demand Request, (C) in the good faith judgment of the Chief Executive Officer of the Company, the registration and distribution of Registrable Securities in a Demand Registration would materially impede any material acquisition, corporate reorganization or other material transaction involving the Company, or (D) its Chief Executive Officer determines, in his good faith judgment based on advice of counsel, that the registration and distribution of Registrable Securities in a Demand Registration would require disclosure of material non-public information, and that the disclosure of such information at that time would materially and adversely affect the Company. If any of subclauses (A) through (D) above apply, the Company shall have the right to defer the filing or effectiveness of the registration statement relating to such Demand Registration for a period of not more than 120 days after receipt of the Demand Request; provided, however, that the Company may not use the right set forth in this clause (i): (x) more than once in any twelve month period, (y) unless each director and executive officer of the Company is also prohibited by the Company’s insider trading policy or otherwise from making purchases and sales (other than those made pursuant to plans designed to comply with Rule 10b5-1(c)(1)(i) under the Exchange Act) for the same reason for which the Demand Registration is being deferred, and (z) except for a deferral pursuant to clause (B), unless each other holder entitled to sell equity Securities pursuant to registration rights under a selling stockholder prospectus (other than a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt or equity Securities that are also being registered) is, or agrees to be, subject to deferral provisions substantially similar to or more restrictive than those contained in this clause (i).

(ii) The Company will only be obligated to initiate a Demand Registration if the amount of Registrable Securities to be registered and sold pursuant to this section 4.2 in the aggregate (A) is greater than or equal to either (x) 5 million shares of Common Stock or (y) a Market Value of $100 million and (B) is less than or equal to 25 million shares of Common Stock (as adjusted for stock splits, stock distributions, reclassifications or other reorganizations of the Company’s capital stock).

(iii) The Company will not be required to effect more than two Demand Registrations in any 12-month period and will not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration. A Demand Registration will not be deemed effected unless a registration statement with respect thereto has become effective; provided, however, that (A) a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of the Stockholder (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to the Company) shall be deemed to have been effected by the Company, (B) if the Stockholder elects to terminate a registration following the Company’s exercise of any deferral right pursuant to sections 4.2(c)(i)(B) or 4.2(c)(iv), such registration shall not be deemed effected, (C) if the Company fails to comply with its obligations under this Agreement with respect to such Demand Registration and the Stockholder reasonably determines, and notifies the Company, that such failure has a material adverse effect on the Stockholder, such registration shall not be deemed effected, and (D) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by the Stockholder, such registration shall not be deemed effected.

(iv) The Company shall give notice to the Stockholder (A) at the beginning of any deferral period under this section 4.2(c) promptly following its receipt of the Demand Request and (B) promptly following the end of any such deferral period.

4.3 Hedging Transactions.

(a) In connection with any Shelf Registration or Demand Registration, the Company agrees that if, in the reasonable judgment of counsel to the Stockholder, it is necessary or desirable to register under the Securities Act any proposed Hedging Transaction or any sales or transfers of Registrable Securities in connection therewith, then the Company shall use its reasonable best efforts to take such actions (which may include, among other things, the filing of a post-effective amendment to the Shelf Registration Statement or any registration statement filed in connection with any Demand Registration to include additional or changed information that is material or is otherwise required to be disclosed, including, without limitation, a description of such Hedging Transaction, the name of the counterparty to the Hedging Transaction, identification of the counterparty to the Hedging Transaction or its Affiliates as underwriters or potential underwriters, if applicable, or any change to the “Plan of Distribution” in such registration statement) as may reasonably be required to register such Hedging Transactions or sales or transfer of Registrable Securities in connection therewith under the Securities Act in a manner consistent with the rights and obligations of the Company hereunder with respect to the registration of Registrable Securities; provided, however, that section 4.1(c) shall not be applicable to any such post-effective amendment to the Shelf Registration Statement and any such Demand Registration shall be deemed effected under section 4.2(c)(iii) whether or not the post-effective amendment is declared effective.

(b) The Company further agrees to include, under the caption “Plan of Distribution” (or the equivalent), in the Shelf Registration Statement or any registration statement filed in connection with any Demand Registration, and any related prospectus (to the extent such inclusion is permitted under the applicable SEC regulations and is consistent with comments received from the SEC during any SEC review of such registration statement), language substantially in the form of Exhibit B attached hereto and to include in each prospectus supplement filed in connection with any proposed Hedging Transaction language mutually agreed upon by the Company, the Stockholder and the counterparty to the Hedging Transaction describing such Hedging Transaction.

4.4 Piggyback Registration Rights. Prior to the Piggyback Registration Rights Termination Date, the Stockholder shall have piggyback registration rights as follows:

(a) Exercise of Piggyback Registration Rights. If the Company proposes to register any shares of Common Stock under the Securities Act for its own account or for the account of any stockholder of the Company other than the Stockholder (other than a registration on Form S-4 or such other forms as are then prescribed under the Securities Act for the same purposes as such form, a registration relating solely to the sale of Securities to participants in a Company compensation, benefit or stock plan or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt or equity Securities that are also being registered), the Company shall, at that time, promptly give the Stockholder written notice of such registration. Upon the written request of the Stockholder (to the extent the Company receives such request within 10 Business Days after the Company delivered its notice of registration under this section 4.4(a)), the Company shall, subject to the provisions of section 4.4(b), (c) and (d), cause to be registered under the Securities Act all of the Registrable Securities that the Stockholder has requested to be registered.

(b) Underwriting Requirements. If the offering for which the Company gave notice pursuant to section 4.4(a) is an underwritten offering and the lead managing underwriter for such offering determines in its sole discretion that the total amount of Securities proposed to be included in such offering, including by the Company and the Stockholder, is of such an amount as would have a material adverse effect on the offering’s success, then the Company shall have the right to reduce the number of Securities, including Registrable Securities, included in the offering to a number that the lead managing underwriter determines in its sole discretion would not have a material adverse effect on the offering’s success. In the event that a reduction occurs, the amount of Registrable Securities to be included in the offering on behalf of the Stockholder shall be reduced as follows:

(i) if the registration of Securities is pursuant to any demand registration rights of a stockholder (other than a Demand Registration initiated by the Stockholder pursuant to section 4.2 of this Agreement, in which case the reduction mechanism described in section 4.2(b) shall apply), the Securities offered by the Stockholder, the Company and any other stockholder that desires to exercise its piggyback registration rights, if any, shall be excluded from the offering on a pro rata basis to the extent necessary to reduce the total amount of Securities to be included in the offering to such an amount as would not have a material adverse effect on the offering’s success as determined by the lead managing underwriter in its sole discretion; or

(ii) if the registration of Securities is initiated by the Company and is not initiated pursuant to any demand registration rights of any stockholder, the Securities offered by the Stockholder and any other stockholder that desires to exercise its piggyback registration rights, if any, shall be excluded from the offering on a pro rata basis to the extent necessary to reduce the total amount of Securities to be included in the offering to such an amount as would not have a material adverse effect on the offering’s success as determined by the lead managing underwriter in its sole discretion.

(c) Stockholder Right to Withdraw. The Stockholder has the right to withdraw all or any portion of its Registrable Securities from a registration under section 4.4(a) at any time before the effective date of the applicable registration statement.

(d) Company Right to Withdraw. The Company has the right to withdraw any registration statement and abandon any proposed offering, subject to section 4.4(a), without the consent of the Stockholder, notwithstanding the request of the Stockholder to participate therein in accordance with section 4.4(a), if the Company determines to do so in its sole discretion.

4.5 Additional Company Obligations. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as is commercially reasonably possible (or within any more-specific time period this Agreement requires):

(a) at least five Business Days before filing a registration statement, prospectus or any amendments or supplements thereto, furnish to the Stockholder, the underwriters, and a single counsel to the Stockholder (which counsel must be reasonably satisfactory to the Company), copies of the registration statement, prospectus or any amendments or supplements thereto proposed to be filed. These documents will be subject to the review of the Stockholder, underwriters and counsel, and the Company shall use commercially reasonable efforts to take into account, and, if appropriate, reflect such comments as the Stockholder, underwriters and counsel may reasonably propose. In addition, promptly after receipt of any and all transmittal letters and any other correspondence (including, without limitation, comment letters) from the SEC or any other governmental entity relating to any such registration statement or amendment or supplement thereto relating to the sections “Plan of Distribution” or “Selling Stockholders” (or any such similar provision) the Company shall furnish such transmittal letters or other correspondence to the Stockholder and the Stockholder shall have the right to request that the Company modify any such information contained in such registration statement or amendment or supplement thereto pertaining to such Stockholder in such sections, and the Company shall use its commercially best efforts to comply with such request;

(b) prepare and file with the SEC a registration statement with respect to those Registrable Securities offered pursuant to piggyback registration rights or a Demand Registration and use its commercially reasonable efforts to cause such registration statement to become effective, and keep (i) any such piggyback registration or any such Demand Registration that is an underwritten offering effective (including, without limitation, by filing any amendments or supplements to such registration statement or prospectus) until the distribution contemplated in the registration statement is completed and (ii) any such Demand Registration that is not an underwritten offering effective (including, without limitation, by filing any amendments or supplements to such registration statement or prospectus) for a period of at least 60 days (or such shorter period during which the distribution contemplated in the registration statement is completed); provided, however, if the Company exercises its right to defer the Demand Registration in accordance with section 4.2(c)(i), such 60 day period shall be extended by the same number of days as the deferral period invoked by the Company;

(c) prepare and file with the SEC any amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and the terms hereof with respect to the disposition of all Securities such registration statement covers and make generally available an earnings statement satisfying the provisions of section 11(a) of the Securities Act (except that the Company will be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act);

(d) notify the Stockholder promptly and (if requested) confirm such notice in writing,

(i) when any registration statement, prospectus, prospectus supplement or post-effective amendment relating to such registration has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective,

(ii) of any SEC request for amendments or supplements to such registration statement or the related prospectus or for additional information regarding the Stockholder,

(iii) of the SEC’s issuance of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose,

(iv) of the Company’s receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose,

(v) of any determination by the Company that any event has occurred that requires making any changes in such registration statement, prospectus, or documents incorporated (or deemed to be incorporated) by reference in any of such documents so that they will not contain any untrue statement of a material fact or omit to state any material fact that they are required to state or that is necessary to make the statements in such documents not misleading, and

(vi) of any determination by the Company that any event has occurred that would cause such registration statement or the prospectus contained therein not to be usable for resale of the Registrable Securities;

(e) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States;

(f) furnish to the Stockholder, the designated counsel for the Stockholder, and each managing underwriter, if any, without charge, one conformed copy of such registration statement, as declared effective by the SEC, and of each post-effective amendment to such registration statement, in each case including financial statements and schedules, and deliver, without charge, the number of copies of the preliminary prospectus, any amended preliminary prospectus, each final prospectus and any post-effective amendment or supplement to any of such documents, as the Stockholder may reasonably request in order to facilitate its disposition of the Registrable Securities included in such registration statement in conformity with the Securities Act’s requirements;

(g) use its reasonable best efforts to register and qualify the Securities such registration statement covers under all securities laws or blue sky laws of United States and Canadian jurisdictions that the Stockholder reasonably requests; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(h) upon the occurrence of any event contemplated by section 4.5(d)(v) or 4.5(d)(vi), prepare a supplement or post-effective amendment to such registration statement or the related prospectus or any document incorporated (or deemed to be incorporated) by reference in such documents and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold under such documents, such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading;

(i) use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, any applicable securities exchange and the requirements of the Securities Act;

(j) on or before the registration statement’s effective date, provide the Company’s transfer agent for the Registrable Securities with printed certificates for the Registrable Securities that such registration statement covers in a form eligible for deposit with The Depository Trust Company;

(k) cause all Registrable Securities registered under this Agreement to be listed on each securities exchange or automated quotation system that similar Securities are then listed on, and to thereafter comply with all applicable rules of such securities exchange or automated quotation system so as to permit the continued listing of such Registrable Securities on such exchange or automated quotation system;

(l) make available for inspection by the Stockholder, any underwriter participating in any offering pursuant to such registration statement, the designated counsel for the Stockholder, any counsel to the underwriters, and any accountant or other agent retained by the Stockholder or underwriters (collectively, the “Inspectors”), financial and other records and information, pertinent corporate documents and properties of any of the Company and its Affiliates (collectively, the “Records”), as are reasonably necessary to enable them to exercise their due diligence responsibilities and cause the Company’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, at reasonably requested times to discuss the business and affairs of the Company and its Subsidiaries, to supply promptly all information reasonably requested by any such Inspector in connection with such registration statement and to otherwise reasonably cooperate in the due diligence process of the Inspectors; provided, however, that if the Company determines in good faith that certain Records are confidential and so notifies the Inspectors in writing, the Company need not disclose such confidential Records to any Inspector unless the Inspector signs a confidentiality agreement reasonably satisfactory to the Company, which agreement shall permit the release of such confidential Records if disclosing such Records is necessary to avoid or correct a misstatement or omission in such registration statement or so ordered pursuant to a subpoena or other order from a court of competent jurisdiction; and

(m) enter into any agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings, including customary lock-up provisions) and take all other customary, appropriate and reasonable actions (including, without limitation, causing appropriate officers at reasonably requested times to attend and participate in roadshows and other informational meetings and otherwise assisting at reasonably requested times with the roadshow and other information meetings) that the managing underwriters or the Stockholder requests in connection with such agreements in order to expedite or facilitate the disposition of the Registrable Securities included in the offering, and in that connection,

(i) use its commercially reasonable efforts to obtain opinions (in form, scope and substance reasonably satisfactory to the managing underwriters’ counsel) of the Company’s counsel and updates of such opinions, addressed to each of the underwriters, as to the matters customarily covered in opinions requested in underwritten offerings and any other matters those counsel and underwriters reasonably request,

(ii) use its commercially reasonable efforts to obtain “cold-comfort” letters and updates of such letters from the Company’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any Company Affiliate or of any business the Company owns for which financial statements and financial data are, or are required to be, included in the registration statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold-comfort” letters in connection with underwritten offerings, and

(iii) if requested and upon entering into any underwriting agreement, provide indemnification provisions and procedures substantially to the effect included in section 4.8 with respect to all Persons to be indemnified pursuant to such section.

The Company shall perform its obligations under this section 4.5(m) at each closing under the applicable underwriting or similar agreement, or as and to the extent such agreements require.

4.6 Additional Obligations of the Stockholder. The Company’s obligation to take any action pursuant to this Agreement with respect to the Registrable Securities of the Stockholder is conditioned on and the Stockholder agrees as follows:

(a) General. The Stockholder shall (i) furnish the Company information regarding itself, its Registrable Securities, and its intended method of disposing of those Registrable Securities as the Company reasonably requests in writing to allow the Company to effect the registration of the Stockholder’s Registrable Securities and (ii) take all such action as may be reasonably required in order not to delay the registration and offering of the Securities by the Company.

(b) Participation in Underwritten Registrations. In connection with any underwritten offering contemplated hereby, the Stockholder shall have the right to be a party to the underwriting agreement between the Company and such underwriters and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Stockholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Stockholder. The Stockholder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Stockholder, such Stockholder’s Registrable Securities and such Stockholder’s intended method of distribution.

(c) Discontinuation of Sales Upon Certain Events. Upon receipt of any notice from the Company pursuant to section 4.5(d)(v) or 4.5(d)(vi), the Stockholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Stockholder and the underwriters of copies of the supplemented or amended prospectus contemplated by section 4.5(h), or until it is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, the Stockholder will, and will request the underwriters to, deliver to the Company all copies, other than permanent file copies, then in its or their possession of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

(d) Holdback. Prior to the Piggyback Registration Rights Termination Date, the Stockholder agrees not to effect any sale (including a sale pursuant to Rule 144 of the Securities Act) of any Securities, before or after the effective date of a registration statement filed by the Company with the SEC for an underwritten offering of equity Securities (except for Registrable Securities that are included in such registration statement pursuant to this Agreement) but only if, and to the extent that, the managing underwriter for such offering requests. However, any limits on the Stockholder’s sales (i) shall not be greater in any way than the limits on the Company’s directors, executive officers and any other significant stockholders who have purchased Securities of the Company directly from the Company, (ii) shall expire within 90 days after the offering’s effective date and (iii) shall not restrict the Stockholder from exercising its piggy-back registration rights pursuant to section 4.4 hereof. The Stockholder shall execute and deliver to the managing underwriter any letter or agreement, which shall be in substantially the same form as to be delivered by the Company’s directors, executive officers and any applicable significant stockholders of the Company, that the underwriter may reasonably request to the foregoing effect. Promptly upon the Stockholder’s request, the Company shall request the underwriter to waive any such agreement executed by the Stockholder pursuant to this section 4.6(d). The Company shall cause its officers and directors to remain subject to any such agreement for so long as the Stockholder is subject to such agreement. Notwithstanding the foregoing, the Stockholder agrees not to effect any other sale (including a sale pursuant to Rule 144 of the Securities Act) of any Securities during the offering of Securities pursuant to a Demand Registration whether or not the managing underwriter for such offering so requests.

4.7 Expenses of Registration. The Company shall bear all costs, fees and expenses (excluding underwriting discounts and commissions applicable to the Registrable Securities (which discounts and commissions shall be deducted from any proceeds distributable to the Stockholder) and fees and expenses of separate counsel for the Stockholder, fees and expenses of any other expert or advisor retained by or at the request of the Stockholder) incident to its performance of or compliance with this Agreement, including all registration, filing and qualification fees (including qualification with state blue sky laws, the New York Stock Exchange or any other exchange or automated quotation system the Company’s Securities are then listed on), printers’ fees and fees and expenses of the Company’s accountants (including the costs of any “cold-comfort” letters) and fees and expenses of the Company’s counsel.

4.8 Indemnification. The rights and obligations of the Company and the Stockholder with respect to indemnification for matters set forth in this section 4 are as follows:

(a) Company’s Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Stockholder, each underwriter (as defined in the Securities Act) for the Stockholder, each Person, if any, who controls the Stockholder or each underwriter within the meaning of the Securities Act, and each of their respective constituent partners, members, employees, agents, contractors, officers and directors against any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, costs and expenses (including costs of preparation and reasonable attorneys’ fees) and other liabilities (any of the foregoing being a “Loss”) that relate in any way to any Violation. The Company shall pay to each Person entitled to indemnification under this section 4.8(a) the amount of Losses they incur as they incur such Losses. However, the Company will not need to pay any indemnified Person the amount of (i) Losses that are settlement payments if such indemnified Person makes the settlement without the Company’s consent (so long as the Company did not unreasonably withhold its consent), or (ii) Losses to the extent such Losses arise out of a Violation that occurs because the Company relied on written information about the indemnified Person that the indemnified Person furnished to the Company expressly for the Company to use in connection with the applicable registration or (iii) Losses, in the case of any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, or any constituent partner, member, employee, agent, contractor, officer or director of any such underwriter, in any such case to the extent such Losses arise out of such underwriter’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus.

(b) Stockholder’s Indemnification. In connection with any offering in which Registrable Securities of the Stockholder are included pursuant to section 4.1, 4.2 or 4.4 hereof, to the fullest extent permitted by law, the Stockholder shall indemnify and hold harmless the Company, each underwriter (as defined in the Securities Act), each Person, if any, who controls the Company or underwriter within the meaning of the Securities Act and each of their respective constituent partners, members, employees, agents, contractors, officers and directors against any Losses to the extent such Losses arise out of a Violation that occurs because the Company relied on written information about the Stockholder that the Stockholder furnished to the Company expressly for the Company to use in connection with the applicable registration; provided, however, that in no event shall the Stockholder be liable pursuant to this section 4.8(b) for any Losses which, together with all other Losses for which the Stockholder has provided indemnification pursuant to this section 4.8(b), are in excess of the net proceeds received by the Stockholder in the transaction giving rise to such Losses. The Stockholder shall pay each Person entitled to indemnification under this section 4.8(b) the amount of Losses they incur as they incur a Loss. However, the Stockholder will not need to pay any indemnified Person the amount of (i) Losses that are settlement payments if such indemnified Person makes the settlement without the Stockholder’s consent or (ii) Losses, in the case of any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, or any constituent partner, member, employee, agent, contractor, officer or director of any such underwriter, in any such case to the extent such Losses arise out of such underwriter’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus.

(c) Additional Procedures. Promptly after a Person entitled to indemnification under this section 4.8 receives notice that it might be subject to Losses, such indemnified Person shall notify the indemnifying Person in writing regarding such potential Losses. The indemnifying Person will have the right to participate in, and, jointly with any other indemnifying Person, to assume the defense against such Losses with one counsel selected by the indemnifying Person, subject to the consent of the indemnified Person (which shall not be unreasonably withheld). If a conflict of interest exists or develops that would prohibit one counsel from representing both the indemnifying Person and the indemnified Person, then the indemnified Person (together with all other indemnified Persons that one counsel can represent without a conflict of interest) will have the right to retain one separate counsel of their own choosing, with the indemnifying Person paying all the fees and expenses. Except in the event of a conflict of interest, if the indemnifying Person notifies the indemnified Person that it has elected, and then promptly begins, to defend the indemnified Person against Losses, the indemnifying Person will not be liable to such indemnified Person for any legal expenses such indemnified Person subsequently incurs in connection with such defense. If the indemnifying Person elects to assume the defense against any Losses, the indemnifying Person shall allow the indemnified Person to continue to participate in defending against such Losses (at the expense of the indemnified Person) if the indemnified Person so chooses. The indemnified Person’s failure to notify the indemnifying Person within a reasonable time regarding Losses will not relieve the indemnifying Person of any liability to the indemnified Person under this section 4.8 except to the extent such failure to notify materially prejudices the indemnifying Person’s ability to defend against such Losses. In defending against Losses, an indemnifying Person shall not consent to entry of any judgment regarding, or otherwise settle, any claim involving Losses unless (i) the indemnified Person has approved in writing the judgment or other settlement or (ii) the judgment or other settlement includes the claimant’s unconditional release of the indemnified Person from all liability related to the subject matter of that claim.

(d) Unavailability. If a court of competent jurisdiction holds that the indemnification under this section 4.8 is unavailable to an indemnified Person with respect to any Losses, then the indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount the indemnified Person must pay in connection with such Losses the appropriate proportion to reflect the indemnifying Person’s relative fault in connection with such Losses. The indemnifying and indemnified Persons shall determine the indemnifying Person’s and indemnified Person’s relative fault based on, among other things, which Person supplied information relating to the untrue or alleged untrue statement of a material fact or the omission to state a material fact and the Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Conflict With Underwriting Agreement. Notwithstanding anything to the contrary in section 4.8, to the extent (but only to the extent) that the underwriting agreement’s provisions on indemnification and contribution conflict with the provisions of this section 4.8, the underwriting agreement’s provisions will control.

(f) Survival. The Company’s and the Stockholder’s obligations under this section 4.8 will survive (i) the completion of any offering of Registrable Securities in a registration statement under this Agreement and (ii) this Agreement’s termination.

4.9 Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Stockholder, make publicly available other non-confidential information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such other action as the Stockholder may reasonably request, all to the extent required from time to time to enable the Stockholder to sell or hedge Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Stockholder, the Company will deliver to the Stockholder a written statement as to whether it has complied with such requirements.

4.10 Assignment. The Stockholder may assign its rights under this Agreement only in connection with a Permitted Transfer pursuant to which the assignee executes a written agreement reasonably satisfactory to the Company whereby the assignee agrees to assume all of the obligations of such Stockholder hereunder and to be bound by all of the terms, conditions and restrictions set forth in this Agreement other than the terms and conditions of section 2 and section 3, other than section 3.4 and clauses (a) through (c) of section 3.5. The Stockholder’s assignment of any rights under this section 4.10 will pertain only to the Registrable Securities that the Stockholder Transfers so that the Stockholder will retain any rights it held prior to such Transfer under this Agreement with respect to any Registrable Securities that the Stockholder continues to own.

4.11 Recapitalizations, Exchanges, etc. The provisions of section 4 of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of equity capital of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, in each case as the amounts of such securities outstanding are appropriately adjusted for any equity dividends, stock splits, reverse stock splits, combinations, recapitalizations and the like occurring after the date of this Agreement.

SECTION 5

MISCELLANEOUS

5.1 Successors and Assigns. Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties hereto. Except as provided in section 4.10, no Party may otherwise assign or delegate any of its rights or obligations under this Agreement by operation of law or otherwise (other than as a result of any merger or consolidation) without the prior written consent of the other Parties, which consent shall be in the sole and absolute discretion of such other Parties. Any purported assignment or delegation without such consent shall be void and ineffective.

5.2 Benefits of Agreement Restricted to Parties. This Agreement is made solely for the benefit of the Parties, their successors and their permitted assigns and no other Person (including each Party’s employees, stockholders or beneficiaries) shall have any right, claim or cause of action under or by virtue of this Agreement.

5.3 Notices. All notices, requests and other communications (collectively, the “Notices”) made pursuant to this Agreement shall be in writing and signed and correctly dated by the Party sending such Notice. All Notices shall be delivered personally (by courier or otherwise) or by facsimile to the receiving Party at the applicable address or facsimile set forth below:

If to the Company:

Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas 77010-4035
Attention: Margaret Carriere, Vice President and Secretary
Facsimile: (713) 759-2619

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Darrell W. Taylor
Facsimile: (713) 229-2813

and

Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas 77010-4035
Attention: Albert O. Cornelison, Jr., Executive Vice President and General Counsel
Facsimile: (713) 759-2622

If to the Stockholder:

DII Industries, LLC Asbestos PI Trust
c/o Alan R. Kahn, Managing Trustee
P.O. Box 1107
230 Jack Leg Lane
Bozeman, Montana 59715
Facsimile: (406) 585-8585

With a copy to:

Gibson Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attn: Michael A. Rosenthal
Facsimile: (214) 698-3177

Any Notice delivered personally shall be deemed to have been given on the date it is so delivered, or upon attempted delivery if acceptance of delivery is refused, and any Notice delivered by facsimile shall be deemed to have been given on the first Business Day it is received by the addressee (or, if such Notice is not received during regular business hours of a Business Day, at the beginning of the next such Business Day). The address and facsimiles set forth above may be changed by a Party by giving Notice of such change of address or facsimile in the manner set forth in this section 5.3.

5.4 Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. If the economic and legal substance of the rights and obligations of the Parties are affected in any materially adverse manner as to any of the Parties and the Parties cannot agree on a lawful substitute provision, the adversely affected Party shall have the right to terminate this Agreement immediately upon notice to the other Parties.

5.5 Construction. In construing this Agreement, the following principles shall be followed: (a) no consideration shall be given to the captions of the sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (b) no consideration shall be given to the fact or presumption that any of the Parties had a greater or lesser hand in drafting this Agreement; (c) the word “includes” and its syntactic variants mean “includes, but is not limited to” and corresponding syntactic variant expressions; (d) the plural shall be deemed to include the singular, and vice versa; (e) references in this Agreement to sections, Appendices and Exhibits shall be deemed to be references to sections of, and Appendices and Exhibits to, this Agreement unless the context shall otherwise require; (f) all Exhibits and Appendices attached to this Agreement shall be deemed incorporated herein as if set forth in full herein; (g) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (h) references to a Person are also to its permitted successors and permitted assigns; and (i) unless otherwise expressly provided, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

5.6 Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions, agreements and understandings of every kind and nature among them.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

5.8 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

5.9 Transaction Costs. Except as specifically provided otherwise herein, the Company shall be solely responsible for and bear all costs, fees and expenses incurred by the Parties in connection with preparation, execution and delivery of this Agreement and any amendment, modification or supplement hereto.

5.10 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

5.11 Specific Performance. Each Party agrees that the other Parties would be irreparably damaged if for any reason such Party fails to perform any of such Party’s obligations under this Agreement, and that the other Parties would not have an adequate remedy at law for money damages in such event. Accordingly, the other Parties shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by such Party. This provision is without prejudice to any other rights that the Parties may have against any other Party for any failure to perform its obligations under this Agreement.

5.12 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY OR ANY DISPUTE UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES SHALL APPOINT THE CORPORATION TRUST COMPANY, THE COMPANY SERVICE CORPORATION OR A SIMILAR ENTITY (THE “AGENT”) AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES SHALL MAINTAIN THE APPOINTMENT OF SUCH AGENT (OR A SUBSTITUTE AGENT) FROM THE DATE HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT AND SATISFACTION OF ALL OBLIGATIONS HEREUNDER. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NONCONVENIENS.

5.13 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.14 Further Assurances. From time to time, at the request of any other Party, each Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

5.15 Confidentiality. The Stockholder agrees that any notice given by the Company pursuant to section 4.1(b)(i) or section 4.2(c)(i) or any other provision of this Agreement shall be confidential, and the Stockholder will not, and will direct and cause its Affiliates not to, disclose to any Person that such a notice has been received or the information contained in such notice, except that the Stockholder may disclose to its or its Affiliates’ directors, officers, employees, representatives, advisors or agents who need to know that such a notice has been received or the information contained in any such notice for the purpose of assisting or advising the Stockholder (the Persons to whom disclosure is permitted being hereafter collectively called the “Representatives”). The Stockholder will cause each such Representative to be informed of the confidential nature of the notice and the information contained in such notice and will direct each such Representative to treat such information confidentially in accordance with the terms of this section 5.15. The Stockholder agrees to be responsible for any noncompliance with the provisions of this section 5.15 by its Representatives.

[signature pages follow]

IN WITNESS WHEREOF, this Stockholder Agreement has been executed on behalf of each of the Parties by their respective officers thereunto duly authorized, effective as of the date first written above.

HALLIBURTON COMPANY,
a Delaware corporation

/s/ Albert O. Cornelison, Jr.
Albert O. Cornelison, Jr.
Executive Vice President

DII INDUSTRIES, LLC ASBESTOS PI TRUST

/s/ Alan R. Kahn
Alan R. Kahn
Managing Trustee

STOCKHOLDER

Shares Beneficially Owned at Time of Execution
Stockholder	Original Common Stock
DII Industries, LLC Asbestos PI Trust	59,500,000

APPENDIX A
TO
STOCKHOLDER AGREEMENT

DEFINITIONS

“Affiliate” shall mean any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term “control” shall have the meaning set forth in 17 CFR 230.405 as in effect on the date hereof.

“Agent” shall have the meaning set forth in section 5.12.

“Agreed Volume Limitations” shall mean:

(i) with respect to the first six months after the Funding Date, the Stockholder may Transfer five million Subject Shares in the first Three-Month Period and the Stockholder may Transfer 10 million Subject Shares in the second Three-Month Period;

(ii) with respect to the third, fourth, fifth, sixth, seventh and eighth Three-Month Periods, the Stockholder may Transfer so many Subject Shares as would be permitted pursuant to Rule 144(e) under the Securities Act (as currently in effect) without regard to the Subject Shares Transferred in accordance with clause (i) above, whether or not Rule 144(e) is applicable, and whether or not the other conditions set forth in Rule 144 are satisfied; and

(iii) with respect to any period after the second anniversary of the Funding Date, the Stockholder may Transfer an unlimited amount of Subject Shares; provided, however, that with respect to any Transfer pursuant to a Hedging Transaction, only the amount (the “Hedging Sale Amount”) of Subject Shares equal to the product of (x) the Initial Delta multiplied by (y) the amount of Subject Shares Transferred in connection with such Hedging Transaction shall be subject to the Agreed Volume Limitations set forth in clauses (i) and (ii) of this definition. In the event that the Company shall at any time or from time to time, after the date hereof (A) make a dividend or distribution on the outstanding shares of Common Stock payable in Securities, (B) subdivide the outstanding shares of Common Stock into a larger number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue any Securities in a reclassification of the Common Stock, then, and in each such case, the Agreed Volume Limitation set forth in clause (i) of this definition shall be adjusted accordingly.

“Agreement” shall have the meaning set forth in the preamble.

“Beneficially Own”: A Person shall be deemed to “beneficially own,” or to have “beneficial ownership” of, any securities of the Company (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rule l3d-3 under the Exchange Act.

“Board of Directors” shall mean the Board of Directors of the Company and any duly authorized committee thereof.

“Business Day” shall mean any day on which the New York Stock Exchange, Inc. is open for trading.

“Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the board of directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

“Common Stock” shall mean the common stock, par value, $2.50 per share, of the Company.

“Company” shall mean Halliburton Company, a Delaware corporation, or any Surviving Entity.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of this Agreement or (ii) was nominated for election to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, or was elected or appointed by the affirmative vote of a majority of such Continuing Directors.

“Demand Registration” shall have the meaning set forth in section 4.2(a).

“Demand Registration Rights Termination Date” shall mean the date upon which the Stockholder and its Affiliates hold of record less than 5 million Subject Shares.

“Demand Request” shall have the meaning set forth in section 4.2(a).

“Effectiveness Period” shall have the meaning set forth in section 4.1(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934 as amended, and the SEC’s rules and regulations promulgated thereunder.

“Funding Date” shall mean the date that the Stockholder first becomes holder of record of the Subject Shares.

“Hedging Sale Amount” shall have the meaning set forth in the definition of Agreed Volume Restrictions.

“Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to the Registrable Security or transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including, without limitation, any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction.

“Initial Delta” means the quotient of (i) the difference between (x) the fair market value of a Hedging Transaction assuming a 0.5% increase in the price per share of the Subject Shares from the Initial Prevailing Price and (y) the fair market value of a Hedging Transaction assuming a 0.5% decrease in the price per share of the Subject Shares from the Initial Prevailing Price, divided by (ii) the product of (A) the amount of the Subject Shares Transferred in connection with such Hedging Transaction multiplied by (B) 1% of the Initial Prevailing Price. The quotient set forth in the preceding sentence shall be calculated and reported by the market maker who executes the Hedging Transaction on the date the Hedging Transaction is entered into.

“Initial Prevailing Price” means the price per share of the Subject Shares on the date and time the Hedging Transaction is entered into, as reported by the market maker who executes the Hedging Transaction.

“Inspectors” shall have the meaning set forth in section 4.5(1).

“Loss” shall have the meaning set forth in section 4.8(a).

“Market Value” shall be computed by multiplying the number of shares of Common Stock proposed to be offered in any Demand Registration for the account of the Stockholder by the average Trading Price of the Common Stock for the ten trading days prior to the day of the related Demand Request.

“Notices” has the meaning set forth in section 5.3.

“Party” shall mean the Company and the Stockholder.

“Penalty Average Weekly Trading Volume” shall mean the highest average weekly trading volume of the Common Stock reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Exchange Act for any four-week period in the applicable period set forth in section 4.1(c)(iii)(C)-(D).

“Penalty Interest” shall have the meaning set forth in section 4.1(c).

“Penalty Rate” shall have the meaning set forth in section 4.1(c)(ii).

“Permitted Transfer” shall mean any Transfer of at least five million Registrable Securities in accordance with section 3.1.

“Person” shall mean any individual, group, corporation, firm, partnership, joint venture, trust, business association, organization, governmental entity or other entity.

“Piggyback Registration Rights Termination Date” shall mean the date upon which the Stockholder and its Affiliates hold of record less than 1 million Subject Shares.

“Preliminary Restriction Period” shall mean the first 365 calendar days following the Funding Date.

“Preliminary Termination Date” shall mean the date upon which the Stockholder and its Affiliates hold of record less than 10 million Subject Shares.

“Records” shall have the meaning set forth in section 4.5(l).

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the SEC’s declaration or ordering of effectiveness of that registration statement or document.

“Registrable Securities” shall mean the Subject Shares; provided, however, that the Subject Shares shall be treated as Registrable Securities only if and only for so long as they are held by the Stockholder pursuant to the terms hereof or have been Transferred in a Permitted Transfer, but not otherwise, and (i) they have not been disposed of pursuant to a registration statement declared effective by the Commission, so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, or (ii) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, or (iii) the registration rights as to the Stockholder of such Registrable Securities have not expired pursuant to section 4.

“Representatives” shall have the meaning set forth in section 5.15.

“Restructuring Transaction” shall mean any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any Subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean all of the Company’s capital stock and other authorized or outstanding options, offers, warrants, calls, subscriptions, rights, convertible notes or other securities (whether debt, equity, or a combination of debt and equity), as defined in the Securities Act, issued by the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Amount” shall have the meaning set forth in section 4.1(c)(iii).

“Shelf Registration” shall have the meaning set forth in section 4.1(a).

“Shelf Registration Statement” shall have the meaning set forth in section 4.1(a).

“Stockholder” shall mean the DII Industries, LLC Asbestos PI Trust.

“Subject Shares” shall mean any shares of Common Stock acquired by the Stockholder on or after the Funding Date, together with any Securities issued as a dividend or other distribution with respect to, in exchange for, upon the conversion of or in replacement of such Common Stock, each until sold in accordance with the terms of this Agreement.

“Subsidiary” shall mean, with respect to any Party, any Person of which such Party, either directly or indirectly, owns 50% or more of the equity or voting interests.

“Surviving Entity” shall mean an ultimate parent corporation or other entity with a class of equity securities registered under section 12 of the Exchange Act and resulting from any Restructuring Transaction of the Company where (x) the stockholders of the Company immediately prior to such Restructuring Transaction beneficially own, immediately after such Restructuring Transaction, directly or indirectly, shares or other ownership interests representing in the aggregate more than 50% of (a) the then outstanding common stock or other equity interests of the such Surviving Entity and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity or (y) the Continuing Directors at the time of the initial approval of such Restructuring Transaction by the board of directors would immediately after such Restructuring Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity.

“Termination Date” has the meaning set forth in section 1.1.

“Three-Month Period” means any three-month period successively following the Funding Date.

“Trading Price” for any date shall mean the closing price of the Common Stock, as published in The Wall Street Journal on such date.

“Transfer” and its syntactic variants shall mean, with respect to any Subject Share, to directly or indirectly (whether or not through an underwriter), offer, sell, convey, distribute, transfer (by merger or otherwise), assign, devise, exchange, encumber, gift, pledge, grant any option with respect to, hypothecate or otherwise dispose of such Subject Share, or enter into any agreement, arrangement or understanding with respect to the foregoing.

“Violation” shall mean (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement that includes Registrable Securities, including any preliminary prospectus or final prospectus contained in that registration statement or any amendments or supplements to that registration statement or prospectus or (ii) the omission or alleged omission to state in that registration statement a material fact (A) required to be stated in it or (B) necessary to make the statements in that registration statement in light of the circumstances in which they were made not misleading.

“Voting Securities” shall mean all securities of a corporation or other entity having the right to vote in an election of the board of directors, or similar managing group, of such corporation or other entity, whether at all times or only so long as no senior class of securities of such corporation or other entity has such voting power by reason of any contingency.

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

TO:	Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas 77010-4035
Attention: Vice President and Secretary
Facsimile: 713-759-2619
FROM:	The Trustees of the DII Industries, LLC Asbestos PI Trust (the “Stockholder”)
DATE:	, 20
RE:
Transfer of Subject Shares pursuant to the Stockholder Agreement dated as of January 20, 2005 between Halliburton Company, a Delaware corporation (the “Company”), and the Stockholder as defined therein (the “Stockholder Agreement”).

This compliance certificate (this “Certificate”) is delivered to the Company pursuant to section 3.2 of the Stockholder Agreement. Capitalized terms used herein but not defined herein have the meanings set forth in the Stockholder Agreement.

The undersigned Stockholder hereby represents and warrants that its Transfers of Subject Shares during the Three-Month Period ended on                   , 20     (the “Quarter”) were in compliance with section 3.1(b) of the Stockholder Agreement.

1. Number of Subject Shares Transferred Pursuant to the Shelf Registration or in Privately Negotiated Transactions: (if applicable)

Subject Shares were Transferred pursuant to the Shelf Registration during the Quarter, of which                             Subject Shares were Transferred in non-Hedging Transactions and                             Subject Shares constituted the Hedging Sale Amount with respect to Hedging Transactions entered into during the Quarter.

Subject Shares were Transferred pursuant to privately negotiated transactions or series of related transactions that were exempt from the registration requirements of the Securities Act during the Quarter, of which                             Subject Shares were Transferred in non-Hedging Transactions and                             Subject Shares constituted the Hedging Sale Amount with respect to Hedging Transactions entered into during the Quarter.

2. Transferees in Privately Negotiated Transactions: (if applicable)

The name, address, amount of Subject Shares transferred and date of transfer to each transferee pursuant to a privately negotiated transaction or series of related transactions that was exempt from the registration requirements of the Securities Act during the Quarter is set forth below; provided, however, that with respect to any transfer in connection with a Hedging Transaction, set forth below is (a) the name and address of the market maker of such Hedging Transaction and (b) the Hedging Sale Amount:

(name)

(address and contact information)

  Subject Shares were Transferred to such transferee during the Quarter (to be filled in for each non-Hedging Transaction).

  Subject Shares constituted the Hedging Sale Amount with respect to the Hedging Transaction entered into with such market maker during the Quarter (to be filled in for each Hedging Transaction).

The date of such Transfer was , 20 .

(name)

(address and contact information)

Subject Shares were Transferred to such transferee during the Quarter (to be filled in for each non-Hedging Transaction).

Subject Shares constituted the Hedging Sale Amount with respect to the Hedging Transactions entered into with such market maker during the Quarter (to be filled in for each Hedging Transaction).

The date of such Transfer was , 20 .

Alan R. Kahn Managing Trustee on behalf of the DII Industries, LLC Asbestos PI Trust

EXHIBIT B

FORM OF “PLAN OF DISTRIBUTION”

A selling stockholder may also enter into hedging and/or monetization transactions. For example, a selling stockholder may:

(a) enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of the common stock under this prospectus, in which case the other party may use shares of common stock received from the selling stockholder to close out any short positions;

(b) itself sell short common stock under this prospectus and use shares of common stock held by it to close out any short positions;

(c) enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer that common stock under this prospectus; or

(d) loan or pledge common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.